Exhibit 99.1

Cellular Biomedicine Group Reports Third Quarter 2014 Financial Results and Provides Business Highlights

PALO ALTO, Calif., Nov. 19, 2014 (GLOBE NEWSWIRE) -- Cellular Biomedicine Group Inc. (Nasdaq:CBMG) (the "Company"), a biomedicine firm engaged in the development of effective treatments for degenerative and cancerous diseases, today reported financial results and provided business highlights for the third quarter ended September 30, 2014.

Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group, commented, "In the third quarter we continued to execute our focus of acquiring advanced technologies and talents that position CBMG as a leader in both stem cell and cancer immune cell technologies in China. With completion of the acquisition of Agreen Biotech Co. Ltd. China (“AG”), we added a distinguished cancer immune cell therapy platform that we expect would provide consistent technical service revenue stream and pipeline to our technology platform. We grew our Intellectual Property portfolio to 45 patents in various stages of approval in China, U.S. and through the Patent Cooperation Treaty (PCT), including one granted US Patent and 13 granted China patents.  Our lead regenerative medicine product candidate ReJoinTM for Knee Osteoarthritis (KOA) continues to make excellent progress. We look forward to announcing the KOA Phase I/IIa clinical trial twelve-month follow-up results at the World Stem Cell Summit in San Antonio, Texas on December 5th, and we expect to announce the interim data from the Phase IIb trial in the next few months.”

Financial Results
Cellular Biomedicine Group reported a net loss for the three months ended September 30, 2014 of approximately $2.8 million, or $0.31 loss per share, compared to a net gain of approximately $0.6 million, or $0.09 gain per share for the same period a year ago. The increase in net loss of approximately $3.4 million is related to the discontinuation of the consulting business in Q2 2014, which contributed a net profit of approximately $2.3 million for the three months ended September 2013.

General and administrative expenses for the three months ended September 30, 2014 increased approximately $0.6 million compared to the same period in 2013, which mainly resulted from payroll increase of approximately $0.4 million and travel expense increase of approximately $0.2 million.

For the three months ended September 30, 2014, research and development expense increased by approximately $0.5 million compared with same period last year, which mainly resulted from the increase in experiment fees of approximately $0.5 million. Other income changed minimally mainly due to the fluctuation of foreign currency gains and losses.

As of September 30, 2014, the Company had approximately $9.8 million in cash and cash equivalents.

Business Achievements for the Third Quarter of 2014

●	The Company rang the Nasdaq Market Closing Bell as the first pure-play cell therapy company from China approved for listing on Nasdaq

●	Acquired Agreen Biotech Co. Ltd. China ("AG") and its founder's U.S. patent, adding to our technology platform CentrixTTM immune assessment and cancer immunotherapy technologies and products, which add emerging technical service revenue to the Company as well as 30 new talented personnel, enabling CBMG to expand beyond its Shanghai and Wuxi operations in China into northern regions of the country

●	Appointed Professor Zhong Chen Kou as Chief Scientist, Immunology to develop CentrixTTM immune assessment and cancer immunotherapy technologies and products

Technology Achievements for the Third Quarter of 2014

●	Completed patient enrollment for Phase IIb Clinical Trial for ReJoinTM regenerative medicine treatment of Knee Osteoarthritis (KOA)

●	Released the positive six-month follow-up data analysis of its Phase I/IIa clinical trial for Rejoin™ regenerative medicine treatment of KOA

●	Completed the 12-month follow-up of all patients in its Phase I/IIa clinical trial for Rejoin™ regenerative medicine treatment of KOA

●	Launched clinical research study for cartilage defect (CD) regenerative medicine stem cell therapy, which also serves as a supporting study of ReJoinTM for KOA

●	Strengthened the Company's IP portfolio with the addition of one new US patent, one China patent granted and the filing of two new international patents

Upcoming Milestones and Business Highlights

●
The Company expects to present twelve month follow-up data analysis from its Phase I/IIa clinical trial for Rejoin™ regenerative medicine treatment of KOA on December 5, 2014 at the World Stem Cell Summit in San Antonio, Texas

●	The Company expects to announce interim data from the Phase IIb trial for Rejoin™ regenerative medicine treatment of KOA in Q1 2015

●	Company executives will participate in the J.P. Morgan Annual Healthcare Conference in San Francisco in January 2015

●
In December 2014, the Company will file on a Form 8K historical and pro-forma financials relating to the acquisition of Agreen (“AG”), reporting a pro-forma revenue of over $1.2 million for the nine months ended September 30, 2014

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:

Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 646 284-9427
Vivian.chen@grayling.com